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                       [THE LOEWEN GROUP INC. LETTERHEAD]


                              FOR IMMEDIATE RELEASE


LOEWEN GROUP ANNOUNCES CASH DIVIDEND ON PREFERRED SHARES

VANCOUVER, BC, September 11, 1998

The Loewen Group Inc. announced today that the scheduled quarterly cash dividend of Cdn $0.375 per share on the Company's 6% Cumulative Redeemable Convertible First Preferred Shares, Series C has been declared payable on October 1, 1998 to shareholders of record on September 23, 1998. It is expected that the preferred shares will begin trading ex-dividend on September 21, 1998.

The Loewen Group Inc. is the second largest funeral home and cemetery operator in North America. The Company employs approximately 16,000 people and owns or operates more than 1,100 funeral homes and over 500 cemeteries across the United States, Canada and the United Kingdom. Over 90 per cent of the Company's revenue is derived from the United States.


The Loewen Group's website is located at http://www.loewengroup.com

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